EXHIBIT 99.1

Biostage Reports 2018 Third Quarter Financial Results

-        Scientific feedback along with new and consistent data continue to validate technology

-        Ongoing studies support mid-year 2019 filing of IND

Holliston, MA – November 8, 2018 – Biostage, Inc. (OTCQB: BSTG) (“Biostage” or the “Company”), a biotechnology company developing bioengineered organ implants to treat life-threatening conditions of the esophagus, bronchus and trachea, today announced its financial results for the three and nine months ended September 30, 2018.

Summary of Third Quarter Financial Results

For the three months ended September 30, 2018, the Company reported a net loss of approximately $2.1 million, or a net loss per diluted share of $0.37, compared to a net loss of approximately $3.2 million, or a net loss per diluted share of $1.66 for the three months ended September 30, 2017. The $1.1 million year-over-year decrease in net loss was attributable primarily to a corresponding $1.1 million decrease in research and development costs.

For the nine months ended September 30, 2018, the Company reported a net loss of approximately $5.7 million, or a net loss per diluted share of $1.40, compared to a net loss of approximately $10.7 million, or a net loss per diluted share of $6.21 for the nine months ended September 30, 2017. The $5.0 million year-over-year decrease in net loss was attributable primarily to a $4.3 million decrease in research and development costs and a $500,000 net decrease in expense from change in the fair value of warrants.

The Company also recognized grant income for qualified expenditures from a Fast-Track Small Business Innovation Research (SBIR) grant of approximately $90,000 and $225,000, respectively, for the three and nine months ended September 30, 2018. There was no grant income recorded in the comparable periods in 2017.

Balance Sheet and Cash

At September 30, 2018, the Company had cash on-hand of $3.5 million and no debt. The Company used net cash in operations of approximately of $5.5 million during the first nine months of 2018, approximately $700,000 of which represented payments of aged vendor payables incurred in 2017. The Company also generated approximately $5.0 million, net, from financing activities during the first nine months of 2018.

Third Quarter Operating Highlights

During the third quarter of 2018, the Company advanced its operating programs aimed at bringing its potentially life-changing Cellframe™ technology to underserved patient populations. During the quarter, the Company:

•	Completed Phase I of a Fast-Track SBIR grant for $225,000 to develop its Cellspan™ Esophageal Implant (CEI) as a novel treatment for esophageal atresia in pediatric patients.

•	Made progress on all three cohorts of our pre-clinical piglet studies for the treatment of esophageal atresia being conducted in collaboration with Connecticut Children’s Medical Center.

•	Submitted a follow-up package to the U.S. Food and Drug Administration (FDA) summarizing three additional Good Laboratory Practice (GLP) preclinical studies and an FDA approved first-in-human use of our Cellspan esophageal implant in support of our Investigational New Drug (IND) filing now targeted for mid-year 2019.

•	Established advisory relationships with five new clinical experts for current standard-of-care insight and clinical protocol benefit risk assessment. This scientific and clinical feedback endorse our technology platform.

Subsequent to the close of the third quarter of 2018, the Company announced that it was awarded  $1.1 million on November 6, 2018 for Phase II of the Fast-Track SBIR grant that supports Biostage's development and testing of its Cellspan Esophageal Implant (CEI) for treatment of neonatal esophageal atresia. The Eunice Kennedy Shriver National Institute of Child Health and Human Development, the provider of this grant, is dedicated to bringing innovation and new treatments to underserved children. We believe this award is further financial and scientific validation of the Company’s technology.

Company CEO Jim McGorry commented, “We had a strong third quarter operationally. Our confidence in our technology grew through the feedback and insight of five new clinical advisors. This scientific validation from key opinion leaders (KOLs) on the forefront of esophageal disease supports that we are on the right track. Additionally, the consistent regeneration data from our ongoing animal studies will support filing our first-in-human IND for esophageal disease in mid-year 2019. We have completed three preclinical studies under the required clinical conditions and the final animal study will be completed in the next few months.”

Mr. McGorry continued, “Our progress since the start of the year has been remarkable. Given our operational progress this year and fresh clinical feedback from world-class KOLs we see with renewed conviction our transition to a clinical-stage company in 2019.”

About Biostage, Inc.

Biostage is a biotechnology company developing bioengineered organ implants based on the Company's Cellframe™ technology which combines a proprietary biocompatible scaffold with a patient's own stem cells to create Cellspan organ implants. Cellspan implants are being developed to treat life-threatening conditions of the esophagus, bronchus or trachea with the hope of dramatically improving the treatment paradigm for patients. Based on its preclinical data, Biostage has selected life-threatening conditions of the esophagus as the initial clinical application of its technology.

For more information, please visit www.biostage.com and connect with the Company on Twitter and LinkedIn.

Forward-Looking Statements:

Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements in this press release include, but are not limited to, statements relating to effectiveness of the Company's technology, development expectations and regulatory approval of any of the Company’s products, including those utilizing its Cellframe technology, by the U.S. Food and Drug Administration, the European Medicines Agency or otherwise, which expectations or approvals may not be achieved or obtained on a timely basis or at all; or success with respect to any collaborations, clinical trials and other development and commercialization efforts of the Company’s products, including those utilizing its Cellframe technology, which such success may not be achieved or obtained on a timely basis or at all. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, the Company’s ability to obtain and maintain regulatory approval for its products; plus other factors described under the heading "Item 1A. Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 or described in the Company’s other public filings. The Company’s results may also be affected by factors of which the Company is not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Investor Relations Contact:

Tom McNaughton

Chief Financial Officer

774-233-7300

tmcnaughton@biostage.com

BIOSTAGE, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value and share data)

	September 30, 2018	December 31, 2017
Assets
Current Assets:
Cash	$3,543	$4,038
Prepaid expenses	90	289
Grant receivable	229	-
Other current assets	44	86
Total current assets	3,906	4,413
Property, plant and equipment, net	544	632

Total assets	$4,450	$5,045

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$204	$923
Due to related party	-	300
Accrued and other current liabilities	547	383
Warrant liability	187	16

Total current liabilities	938	1,622

Total liabilities	$938	$1,622

Stockholders’ equity:
Undesignated preferred stock, $0.01 par value; 984,000 shares authorized and none issued and outstanding	$-	$-
Series D convertible preferred stock, par value $0.01 per share, 12,000 shares authorized and 0 and 3,108 shares issued and outstanding as of September 30, 2018 and December 31, 2017, respectively	-	1,475
Common stock, $0.01 par value; 120,000,000 shares authorized and 5,668,733 and 2,507,304 shares issued and outstanding as of September 30, 2018 and December 31, 2017, respectively	57	25
Additional paid-in capital	57,383	50,157
Accumulated deficit	(53,928)	(48,234)

Total stockholders’ equity	3,512	3,423

Total liabilities and stockholders’ equity	$4,450	$5,045

BIOSTAGE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except per share amounts)

	Three Months ended September 30,		Nine Months ended September 30,
	2018	2017	2018	2017

Revenues	$-	$-	$-	$-

Operating expenses:
Research and development	1,288	2,364	2,768	7,121
Selling, general and administrative	940	888	2,973	2,906
Total operating expenses	2,228	3,252	5,741	10,027

Operating loss	(2,228)	(3,252)	(5,741)	(10,027)

Other income (expense):
Grant income	90	-	225	-
Change in fair value of warrant liability	49	9	(171)	(660)
Other expense	-	-	(7)	-
Total other income (expense)	139	9	47	(660)

Net loss and comprehensive loss	$(2,089)	$(3,243)	$(5,694)	$(10,687)

Basic and diluted net loss per share	$(0.37)	$(1.66)	$(1.40)	$(6.21)
Weighted average common shares, basic and diluted	5,666	1,948	4,056	1,722

BIOSTAGE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months Ended September 30,
	2018	2017
Cash flows from operating activities
Net loss	$(5,694)	$(10,687)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Share-based compensation expense	461	591
Depreciation	194	334
Change in fair value of warrant liability	171	660
Loss on disposal of property, plant and equipment	8	-
Changes in operating assets and liabilities:
Accounts receivable	-	42
Grant receivable	(90)	-
Prepaid expenses and other current assets	53	135
Accounts payable	(721)	246
Accrued and other current liabilities	164	(681)

Net cash used in operating activities	(5,454)	(9,360)

Cash flows from investing activities
Additions to property and equipment	(127)	(140)
Cash received from sale of property, plant and equipment	64	-

Net cash used in investing activities	(63)	(140)

Cash flows from financing activities
Return of related party advance	(300)	-
Proceeds from issuance of common stock and warrants, net of offering costs	5,322	6,801
Proceeds from exercise of warrants	-	1,059
Proceeds from issuance of common stock, net of issuance costs	-	9
Net cash provided by financing activities	5,022	7,869
Net decrease in cash	(495)	(1,631)
Cash at beginning of period	4,038	2,941
Cash at end of period	$3,543	$1,310